Exhibit 10.28

Intelsat Global, Ltd.

May 8, 2009

Thierry Guillemin

[Address]

[Address]

Dear Mr. Guillemin:

This letter agreement (the “Letter Agreement”) sets forth the understanding between you and Intelsat Global, Ltd., a Bermuda exempted company (together with its subsidiaries and affiliates, and any predecessors thereof or successors thereto, the “Company”), regarding the terms of your severance in the event of certain terminations of employment.

Notwithstanding anything to the contrary in any severance plan or policy of the Company, if, following a Significant Corporate Event (as defined below), the Company (or its successor) terminates your employment without Cause (as defined below) or you resign for Good Reason (as defined below), you shall be entitled to receive a severance payment in a lump sum amount equal to your annual base salary (as in effect on the date of termination), payable by the Company or any direct or indirect subsidiary thereof on the sixtieth (60th) day after such termination. In the event that you are eligible to receive the severance payment described in this Letter Agreement, you shall not be eligible to receive severance benefits under any other Company plan, policy, agreement or arrangement.

For purposes of this Letter Agreement:

(a) “Cause” shall mean (i) your conviction for committing a felony under federal law or the law of the state in which such action occurred, (ii) dishonesty in the course of fulfilling your employment duties, (iii) willful and deliberate failure on your part to perform your employment duties in any material respect, or (iv) before a Change in Control (as defined in the Management Shareholders Agreement), such other events as shall be determined by the Board of Directors of Intelsat Global, Ltd. (the “Board”).

(b) “Good Reason” shall mean the occurrence, without your consent, of a material diminution of your responsibilities as of the date hereof, other than as a result of a Change in Control, Significant Corporate Event or Company expansion, where you remain in a position with the Company or its successor (or any other entity that owns substantially all of the Company’s business after such Change in Control or Significant Corporate Event) that is substantially equivalent in responsibilities to your position as of the date hereof, solely as such responsibilities relate to the Company’s business as of the date hereof (and not taking into account any such Change in Control, Significant Corporate Event or Company expansion); provided that you have given the Company written notice of, and thirty (30) business days’ opportunity to cure, such violation(s); and provided, further, that such termination of employment for Good Reason shall occur within one hundred and eighty (180) days of the occurrence of the Good Reason event.

(c) “Management Shareholders Agreement” shall mean that certain Management Shareholders Agreement of Intelsat Global, Ltd., effective as of February 4, 2008, entered into by and among Intelsat Global, Ltd. and the shareholders party thereto.

(c) “Significant Corporate Event” shall mean the consummation of an acquisition by or merger of the Company through a transaction or series of transactions with any of those certain Person(s) described in the resolutions of the Compensation Committee of the Board dated December 29, 2008 but after which the Sponsor Shareholders (as defined in the Management Shareholders Agreement) do not in the aggregate possess beneficial ownership of more than fifty percent (50%) of the voting securities (for the election of directors) of the Company or its successor.

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[Signature page follows]

Please indicate your acceptance of the terms and provisions of this Letter Agreement by signing both copies of this Letter Agreement and returning one copy to the Company. The other copy is for your files. By signing below, you acknowledge and agree that you have carefully read this Letter Agreement in its entirety; fully understand and agree to its terms and provisions; and intend and agree that it be final and legally binding on you, the Company and all other interested parties. This Letter Agreement constitutes the entire agreement between you and the Company with respect to the subject matter described herein and supersedes any prior agreement between you and the Company with respect to the subject matter hereof. This Letter Agreement shall be governed by and construed in accordance with the laws of the State of New York and may be executed in several counterparts.

COMPANY

INTELSAT GLOBAL, LTD.

By:	/s/ Phillip L. Spector
Phillip L. Spector
Executive Vice President & General Counsel

Agreed and acknowledged as of the date first above written:

/s/ Thierry Guillemin
Thierry Guillemin